FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. ANNOUNCES THIRD QUARTER RESULTS AND

SELLS LANDS IN NORTH DAKOTA

(all amounts expressed in U.S. Dollars)

Calgary, Alberta – Tuesday, November 14, 2006 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced its results for the third quarter and first nine months of 2006. JMG was established in July 2004 and completed an initial public offering in August 2005.

To date, JMG has assembled substantial land positions in North Dakota and Wyoming and participated in the drilling of 12 (5.1 net) wells. Included in these lands is an average working interest of 63.9% in a section in the Pinedale area of Wyoming. These lands offset the prolific Jonah/Pinedale producing fields. JMG farmed out the drilling of the first well to JED Oil Inc. (AMEX:JDO) whereby JED paid 100% of the associated costs to earn 70% of JMG’s working interest with JMG retaining 30% of its interest. JMG participated at its retained interest in a second well in this area. JMG was also involved in a significant oil discovery in the Midale formation in the northern part of North Dakota. Four wells are currently on production from the Midale in this area with approximately 12 additional development locations identified.

JMG has entered into an agreement to sell its working interests in its lands in North Dakota where it had been targeting the Bakken zone for approximately $5,500,000. Excluded from this arrangement are the lands where JMG has been developing its Midale play in North Dakota. Closing of this transaction is subject to normal title due diligence and is expected by January 2007 or sooner.

Third Quarter Results

The focus of JMG to date has been to assemble a significant land position with initial drilling proving up the land for further development drilling.

Revenues for the third quarter and first nine months ended September 30, 2006 were $381,644 and $1,309,896, respectively compared to $333,617 and $340,256 for the comparative periods in 2005. The Company incurred a net loss of $2,311,083 for the third quarter of 2006 and a net loss of $2,719,254 for the nine-month period ended September 30, 2006 as compared to a loss of $764,532 and $1,837,725 for the comparative periods. This loss recorded in the third quarter of 2006 includes a non-cash depletion, depreciation, and accretion expense of $1,787,835 (compared to $341,960 for the same period in 2005) as a result of impairment charges primarily related to developed properties in Wyoming and North Dakota and undeveloped land in North Dakota. Production was 5,839 boe for the third quarter of 2006 compared to 6,392 boe for the comparative period in 2005.

A comprehensive management discussion and analysis (MD&A) and financial report for the three months and nine months ended September 30, 2006 will be available at www.sec.gov and at www.sedar.com.

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JMG News Release	Page 2
November 14, 2006

About JMG: JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

Boe's, or barrels of oil equivalent, may be misleading if used in isolation.  A boe conversion ratio of 6 mcf to 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: Factors that may affect future results are contained in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov). JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Company Contacts:	or	Investor Relations Counsel
JMG Exploration, Inc.	The Equity Group Inc.
Reg Greenslade, Chairman	Linda Latman (212) 836-9609
(403) 213-2507	Lena Cati (212) 836-9611
Joseph Skeehan, CEO & President	www.theequitygroup.com